DENVER,  June 19  /PRNewswire/  -- Telecom  Wireless  Corporation  (OTC Bulletin
Board: NOYR) (the "Company" or "Telecom") announced today that, effective June 15, 2000, it reorganized into a holding company form of organizational structure. As a result of the reorganization, a new parent company, TCOM Ventures Corporation, a Delaware corporation ("TCOM"), owns 100 per cent of Telecom, the previous publicly held company. Stockholders of Telecom have automatically become stockholders of TCOM.


The new holding company organizational structure will allow TCOM to manage its entire organization more effectively and broadens the alternatives for future financing.


The reorganization was structured in a manner under Delaware law that did not require action by the Company's stockholders, whose rights, privileges and interests will remain the same with respect to TCOM. Existing certificates representing shares of the Company's common and preferred stock serve as evidence of ownership of the same number of shares of common and preferred stock of TCOM; an exchange of certificates is not required. The change to the holding company structure was tax-free to the Company's stockholders. The by- laws, executive officers and board of directors of TCOM are the same as those of the Company. TCOM's common stock will trade on the OTC Bulletin Board under the ticker symbol, "TCMV."


Telecom Wireless Corporation is positioning itself to be a major player in the construction of a digital wireless platform for the next generation data delivery through strategic acquisitions and technology enhancements. It expects to introduce enhanced services including video, two-way voice and data and high speed Internet access.


This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include but are not limited to changes in the demand for and market acceptance of the Company's products or services, changes in the Internet industry, and the impact of competition, and other risks disclosed from time to time in the Company's regulatory reports and filings. For more information contact Jerry Larder at 303-416-4000.


SOURCE Telecom Wireless Corporation


CONTACT: Jerry Larder for Telecom Wireless Corporation, 303-416-4000